Exhibit 4.22

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

APPENDIX 01

(Amendment of Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF dated June 25, 2025)

This Appendix 01 is made and signed on August 14, 2025 by and between:

I. LESSOR: VINHOMES HA TINH INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Head office: No. 7 Bang Lang 1 Street, Vinhomes Riverside Eco-urban Area, Viet Hung Ward, Long Bien District, Hanoi City, Vietnam.

Enterprise code:  [***]

Representative:  [***]

Position:  [***]

II. LESSEE: HA TINH BRANCH – VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

Head office: Lot CN4-1, CN4-2, Central Industrial Zone, Vung Ang Economic Zone, Ky Loi Commune, Ky Anh District, Ha Tinh Province, Vietnam.

Enterprise code:  [***]

Representative:  [***]

Position:  [***]

The Lessor and the Lessee are hereinafter collectively referred to as the “Parties” and individually as the “Party”.

The Parties have entered into the Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF dated June 25, 2025.

The Parties have discussed and agreed to amend and supplement the Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF (“Agreement”) with the following contents:

1.	Amending Clause 2.1.(a), Article 2. Rental Price of the Agreement as follows:

2.1Rental price

(a)

The reference rental price (“Reference Price”) applied at the effective time hereof is approximately [***]. From the [***] year to the [***] year (commencing from the Start Date), the Reference Price shall automatically increase by [***] per annum. From the [***] year onwards (commencing from the Start Date), the Reference Price shall automatically increase by [***] every [***] years.

On the basis of good faith cooperation, the Parties shall periodically review such price escalation rates and any applicable incentives to ensure their reasonableness in line with prevailing market rental rates.

2.	Supplementing item (iii) to Clause 3.2.iii, Article 3 – Payment Method of the Agreement as follows:
(iii)

During the Lease Term, the Lessor shall issue invoices on a quarterly basis for rent and management fees, and shall deliver to the Lessee the full set of payment documents, including the payment request and invoices, within the first [***] days of each payment period.

3.Effectiveness

This Appendix 01 takes effect from the signing date by two Parties and is an integral part of the Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF.

Except for the above amendments and supplements, other terms of the Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF remain valid and unchanged. In case there is any difference between the provisions of this Appendix 01 and the provisions of the Factory Lease Agreement No. 2506/2025/HDNX/VHIZ HA TINH – VF, the provisions of this Appendix 01 shall prevail.

This Appendix 01 is made into 04 (four)  originals in Vietnamese of equal legal validity, each Party shall keep 02 (two) originals for implementation.

Representative	Representative
VINHOMES HA TINH INDUSTRIAL ZONE	HA TINH BRANCH – VINFAST TRADING
INVESTMENT JOINT STOCK COMPANY	AND PRODUCTION JOINT STOCK
COMPANY

(Signed and Sealed)	(Signed and Sealed)

/s/ [***]	/s/ [***]
Name: [***]	Name: [***]
Title: [***]	Title: [***]